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EXHIBIT 11. COMPUTATION OF PRO FORMA PER SHARE EARNINGS

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
                                For the three months ended    For the nine months ended
                                      September 30,                September 30,
                                --------------------------    -------------------------
                                     1995          1996          1995           1996
                                     ----          ----          ----           ----
Net loss                        $  (531,906)    $ (907,806)   $(1,590,475)   $(1,962,563)
                                ===========     ==========    ===========    ===========
Weighted average number of
common shares outstanding:

Weighted average number of
common shares outstanding         6,009,660      6,171,880      6,001,468      6,153,334

Common shares issuable upon
conversion of Series A
Preferred Stock                   5,830,750      5,872,250      5,830,750      5,853,856

Common shares issuable upon
conversion of Series B
Preferred Stock issued within
one year of the initial
public offering                     100,000        100,000        100,000        100,000

Incremental common shares
outstanding from stock options
granted within one year of the
initial public offering             265,713        216,171        265,713        232,039
                                -----------    -----------    -----------    -----------
                                 12,206,123     12,360,301     12,197,931     12,339,229
                                ===========    ===========    ===========    ===========
Net loss per common share       $     (0.04)   $     (0.07)   $     (0.13)   $     (0.16)
                                ===========    ===========    ===========    ===========
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